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For Immediate Release

Contact:  Mark C. Layton
          President, Chief Executive Officer and
          Chief Operating Officer
          or Thomas J. Madden
          Vice President - Finance and Chief Financial Officer
          Daisytek International Corporation
          (972) 881-4700
          mlayton@daisytek.com
          tmadden@daisytek.com

          Craig McDaniel, Vice
          President and AE
          or Preston Kirk, APR
          Michael Burns & Associates
          (214) 521-8596
          mba-pr@metronet.com
          kirkpf@flash.net


Daisytek Announces Two-for-One Stock Split
Split Expected To Improve Trading and Liquidity of Company's
Common Stock

DALLAS, TX (Feb. 9, 1998) - Daisytek International Corporation
(NASDAQ: DZTK) - the world's largest wholesale distributor of consumable computer and office automation supplies - announced today a two-for-one stock split of its outstanding common stock for shareholders of record at the close of business on Feb. 16, 1998.

   To effect the stock split, Daisytek's transfer agent, ChaseMellon Shareholder Services LLC, will deliver to each holder of record one additional share for each share of common stock held. The stock split will be effected in the form of a stock dividend, which will be distributed on or about March 2, 1998, and the stock will begin trading at the split value on March 3, 1998. Daisytek will have approximately 14 million shares outstanding after the stock split. Shares at the close of trading Friday were priced at $46.

   Daisytek is the world's leading distributor of computer and office automation supplies and accessories, such as inkjet and toner cartridges, diskettes and other data-storage media, copier supplies and printer ribbons. Serving more than 24,000 customer locations in over 50 countries, Daisytek distributes in excess of 8,000 consumable products from more than 150 manufacturers. Leading manufacturers Daisytek represents include Hewlett-Packard, Sony, Canon, Epson, Kodak,
Okidata, Lexmark, IBM, Imation, Apple, Xerox, Panasonic, and Digital Equipment Corporation. Through its strategic alliance with FedEx, Daisytek provides next business day delivery throughout North America to its customers. Daisytek is headquartered in Plano, Texas, and maintains sales and distribution centers in Miami, Memphis, Mexico City, Singapore, Sydney, Toronto, and Vancouver. More information about Daisytek is available at www.daisytek.com.

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